EX-99.1

SYCAMORE NETWORKS, INC. UPDATES FINANCIAL OUTLOOK

CHELMSFORD, Mass., April 5, 2001 -- Sycamore Networks, Inc. (NASDAQ: SCMR) announced today that revenue and earnings for the fiscal third quarter ending April 28, 2001, will be lower than previously projected primarily due to lower than expected customer orders.

Sycamore anticipates that fiscal third-quarter revenue will be in the range of $50 million to $60 million. The Company expects to report a pro forma net loss for the fiscal third quarter, which excludes amortization of deferred stock compensation, payroll taxes on stock option exercises and restructuring charges, in the range of $38 million, or $(0.16) per share, to $45 million, or $(0.19) per share. In addition, due to the uncertainty as to current economic conditions and its impact on capital spending, Sycamore will not be providing guidance for future periods until its third-quarter financial results are released on May 15, 2001.

In the third quarter of fiscal 2000, Sycamore reported pro forma net income of $11.7 million, or $0.05 per share, on revenue of $59.2 million.

Based on its revised guidance, the Company plans to restructure its operations and lower its overall cost structure. As part of these initiatives, Sycamore anticipates recording a non-recurring restructuring charge in the range of $140 million to $150 million associated with the consolidation of the Company's two transport business units into a single entity, delay of facility expansion, inventory and fixed asset write-downs, and the reduction of approximately 140 employees at Sycamore.

"Due to market conditions, it is necessary that the company reduce a portion of its operating expenses," stated Dan Smith, Sycamore's president and chief executive officer. "We are taking the necessary steps to improve our operating performance by focusing on key projects for our customers while taking a prudent approach to managing our cost structure. We believe that this approach will allow us to immediately capitalize on new opportunities as market conditions improve."

                           Conference Call and Webcast

Sycamore plans to review the items contained in this press release during a conference call today beginning at 5:00 p.m. EDT. To participate telephonically, please dial (888) 849-9216 (domestically) or (212) 346-7451 (internationally) at least 15 minutes prior to the start of the call. The call also will be broadcast live over the Internet. To listen to the Webcast, visit the investor relations section of Sycamore's Web site, located at www.sycamorenet.com. Interested investors are encouraged to log onto the Webcast at least 15 minutes prior to call. Participating in the call will be Sycamore's president and chief executive officer Daniel E. Smith and chief financial officer Frances M. Jewels. A rebroadcast of the call will be available through audio archiving on Sycamore's Web site. In addition, a telephone replay will be available for 48 hours, beginning at 8:00 p.m. EDT on April 5, 2001, and continuing until 8:00 p.m. EDT on April 7, 2001. To listen to the telephonic replay, dial (800) 633-8284 (domestically) or (858) 812-6440 (internationally), and designate reservation number 18528223.

About Sycamore Networks

Sycamore Networks (NASDAQ: SCMR) develops and markets intelligent optical networking products that transport voice and data traffic over wavelengths of light. The Company combines significant experience in data networking with expertise in optics to develop intelligent optical networking solutions for network service providers. Sycamore's products are based on a common software foundation, enabling concentration on the delivery of services and end-to-end optical networking. Sycamore's products and product plans include optical transport, access and switching systems and end-to-end optical network management solutions. Contact Sycamore Networks at www.sycamorenet.com.

Except for the historical information contained herein, we wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the rate of product purchases by current and prospective customers; the commercial success of the Company's line of intelligent optical networking products; the Company's reliance on a limited number of customers; new product introductions and enhancements by the Company and its competitors; the length and variability of the sales cycles for the Company's products; competition; manufacturing and sourcing risks; variations in the Company's quarterly results; general economic conditions including, stock market volatility and capital market conditions as well as conditions specific to the telecommunications, internet and related industries; and the other factors discussed in the Company's most recently filed Form 10-Q and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.